EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

United States Lime & Minerals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.10 per share	Rule 457(c) and Rule 457(h)	750,000 (2)	$83.85 (3)	$62,887,500.00	0.00014760	$9,282.20
Total Offering Amounts					$62,887,500.00		$9,282.20
Total Fee Offsets							-
Net Fee Due							$9,282.20

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”) being registered shall be adjusted to include any additional shares of Common Stock which may become issuable as a result of stock splits, stock dividends, or similar transactions, including in accordance with the anti-dilution provisions of the United States Lime & Minerals, Inc. Amended and Restated 2001 Long-Term Incentive Plan (the “2001 Plan”).

(2)	Represents shares of Common Stock issuable under the 2001 Plan.
(3)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low per share sales prices of the Common Stock on September 13, 2024 as reported on the Nasdaq Global Select Market.